Exhibit 23.2

Baseline Oil & Gas Corp.

411 North Sam Houston Parkway East, Ste 300

Houston, Texas 77060

Ladies and Gentlemen:

The undersigned consents to the reference to the name Cawley, Gillespie & Associates, Inc and to the inclusion of our evaluation, dated September 12, 2007, of the “Baseline Oil & Gas Interests - Proved Reserves for Matagorda and Stephens Counties, Texas as of June 1, 2007” (the “Reserve Report”) in the Registration Statement on Form S-4 of Baseline Oil & Gas Corp.

The undersigned further consents to the reference to us as named experts under the heading “Independent Petroleum Engineers” in the Registration Statement.

Cawley, Gillespie & Associates, Inc

Fort Worth, Texas

December 14, 2007